                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 4)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         Waddell & Reed Financial, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    930059100
--------------------------------------------------------------------------------
                                 (CUSIP Number)





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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 2 of 13 Pages
---------------------                                       --------------------


--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Highfields Capital Management LP
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF        5.      SOLE VOTING POWER   5,973,243
  SHARES         ---------------------------------------------------------------
BENEFICIALLY      6.      SHARED VOTING POWER   --0--
 OWNED BY        ---------------------------------------------------------------
   EACH           7.      SOLE DISPOSITIVE POWER  5,973,243
 REPORTING       ---------------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,973,243
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.4%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               PN

--------------------------------------------------------------------------------

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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 3 of 13 Pages
---------------------                                       --------------------


--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Highfields GP LLC
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF        5.      SOLE VOTING POWER   5,973,243
  SHARES         ---------------------------------------------------------------
BENEFICIALLY      6.      SHARED VOTING POWER   --0--
 OWNED BY        ---------------------------------------------------------------
   EACH           7.      SOLE DISPOSITIVE POWER  5,973,243
 REPORTING       ---------------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,973,243
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.4%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               OO

--------------------------------------------------------------------------------

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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 4 of 13 Pages
---------------------                                       --------------------


--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jonathon S. Jacobson
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
 NUMBER OF        5.      SOLE VOTING POWER   5,973,243
  SHARES         ---------------------------------------------------------------
BENEFICIALLY      6.      SHARED VOTING POWER   --0--
 OWNED BY        ---------------------------------------------------------------
   EACH           7.      SOLE DISPOSITIVE POWER  5,973,243
 REPORTING       ---------------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,973,243
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.4%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 5 of 13 Pages
---------------------                                       --------------------


--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Richard L. Grubman
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
 NUMBER OF        5.      SOLE VOTING POWER   5,973,243
  SHARES         ---------------------------------------------------------------
BENEFICIALLY      6.      SHARED VOTING POWER   --0--
 OWNED BY        ---------------------------------------------------------------
   EACH           7.      SOLE DISPOSITIVE POWER  5,973,243
 REPORTING       ---------------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,973,243
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.4%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 6 of 13 Pages
---------------------                                       --------------------


--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Highfields Capital Ltd.
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF        5.      SOLE VOTING POWER   4,062,305
  SHARES         ---------------------------------------------------------------
BENEFICIALLY      6.      SHARED VOTING POWER   --0--
 OWNED BY        ---------------------------------------------------------------
   EACH           7.      SOLE DISPOSITIVE POWER  4,062,305
 REPORTING       ---------------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               4,062,305
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         |_|
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               5.0%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               PN

--------------------------------------------------------------------------------


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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 7 of 13 Pages
---------------------                                       --------------------


This Amendment No. 4 to Schedule 13G ("Amendment No. 4") amends and supplements the statements on Schedule 13G originally filed on March 3, 1999 and October 20, 1999, as amended by Amendment No. 1 filed on February 14, 2000, Amendment No. 2 filed on February 14, 2001 and Amendment No. 3 filed on February 14, 2002 (the "Schedule 13G"), with respect to the shares of Class A Common Stock, par value $.01 per share (the "Class A Shares"), of Waddell & Reed Financial, Inc. (the "Issuer"). Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Item 1(a).     Name of Issuer:

               Waddell & Reed Financial, Inc.
               ------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               6300 Lamar Avenue, Overland Park, Kansas 66202
               ----------------------------------------------

Item 2(a).     Name of Person Filing:

               This Amendment No. 4 is being filed by the following persons with respect to the Class A Shares directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP,
                     and

               (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

               This Amendment No. 4 is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, B.W.I. ("Highfields Ltd."), with respect to the Class A Shares owned by Highfields Ltd. (which Class A Shares are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman).

               Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."


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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 8 of 13 Pages
---------------------                                       --------------------


Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
               c/o Highfields Capital Management
               200 Clarendon Street, 5lst Floor
               Boston, Massachusetts 02116
               ---------------------------

               Address for Highfields Ltd.:
               c/o Goldman Sachs (Cayman) Trust, Limited
               Second Floor, Harbour Centre
               P.O. Box 896 GT
               George Town, Grand Cayman
               Cayman Islands, B.W.I.
               ----------------------

Item 2(c).     Citizenship:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Jonathon S. Jacobson - United States
               Richard L. Grubman - United States
               Highfields Ltd. - Cayman Islands, B.W.I.
               ----------------------------------------

Item 2(d).     Title of Class of Securities:

               Class A Common Stock, par value $.01 per share
               ----------------------------------------------

Item 2(e).     CUSIP Number:

               930059100
               ---------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  |_|  Broker or dealer registered under Section 15 of
                         the Exchange Act.

               (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  |_|  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)  |_|  Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)  |_|  An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);


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---------------------                                       --------------------
 CUSIP No. 930059100                  13G/A                  Page 9 of 13 Pages
---------------------                                       --------------------


               (f)  |_|  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  |_|  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  |_|  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  |_|  A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

               Provide the following information regarding the aggregate number of and percentage of the class of securities of the Issuer identified in Item 1.

               For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

               (a)  Amount beneficially owned:

                    5,973,243 shares of Common Stock
                    --------------------------------

               (b)  Percent of class:

                    7.4%
                    ----

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote 5,973,243
                                                                   ---------

                    (ii)  Shared power to vote or to direct the vote --0--
                                                                     -----

                    (iii) Sole power to dispose or to direct the disposition of
                          5,973,243
                          ---------

                    (iv) Shared power to dispose or to direct the disposition of --0--
                             -----


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---------------------                                      ---------------------
 CUSIP No. 930059100                  13G/A                 Page 10 of 13 Pages
---------------------                                      ---------------------


               For Highfields Ltd.:

               (a)  Amount beneficially owned:

                    4,062,305 shares of Common Stock
                    --------------------------------

               (b)  Percent of class:

                    5.0%
                    ----

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote 4,062,305
                                                                   ---------

                    (ii)  Shared power to vote or to direct the vote --0--
                                                                     -----

                    (iii) Sole power to dispose or to direct the disposition of
                          4,062,305
                          ---------

                    (iv) Shared power to dispose or to direct the disposition of --0--
                             -----

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The Class A Shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman, each of whom has the power to direct the dividends from or the proceeds of the sale of the Class A Shares owned by the Funds, relates are beneficially owned by the Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. The Class A Shares to which this filing by Highfields Ltd. relates are beneficially owned by Highfields Ltd. Neither Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the Class A Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.


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 CUSIP No. 930059100                  13G/A                 Page 11 of 13 Pages
---------------------                                      ---------------------


Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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---------------------                                      ---------------------
 CUSIP No. 930059100                  13G/A                 Page 12 of 13 Pages
---------------------                                      ---------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      June 28, 2002
                                      -------------
                                          Date

                                      HIGHFIELDS CAPITAL MANAGEMENT LP

                                      By: Highfields GP LLC, its General Partner

                                      /s/ Kenneth H. Colburn
                                      ------------------------------------------
                                                     Signature

                                      Kenneth H. Colburn, Authorized Signatory
                                      ------------------------------------------
                                                     Name/Title


                                      HIGHFIELDS GP LLC

                                      /s/ Kenneth H. Colburn
                                      ------------------------------------------
                                                     Signature

                                      Kenneth H. Colburn, Authorized Signatory
                                      ------------------------------------------
                                                     Name/Title


                                      JONATHON S. JACOBSON

                                      /s/ Kenneth H. Colburn
                                      ------------------------------------------
                                                     Signature

                                      Kenneth H. Colburn, Attorney-in-Fact
                                      ------------------------------------------
                                                     Name/Title


                                      RICHARD L. GRUBMAN

                                      /s/ Kenneth H. Colburn
                                      ------------------------------------------
                                                     Signature

                                      Kenneth H. Colburn, Attorney-in-Fact
                                      ------------------------------------------
                                                     Name/Title


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---------------------                                      ---------------------
 CUSIP No. 930059100                  13G/A                 Page 13 of 13 Pages
---------------------                                      ---------------------



                                      HIGHFIELDS CAPITAL LTD.

                                      By: Highfields Capital Management LP, its
                                          Investment Manager

                                      By: Highfields GP LLC, its General Partner


                                      /s/ Kenneth H. Colburn
                                      ------------------------------------------
                                                     Signature

                                      Kenneth H. Colburn, Authorized Signatory
                                      ------------------------------------------
                                                     Name/Title